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                                                                 EXHIBIT 10-b-12

                    MEMORANDUM OF PROPOSED AMENDMENTS TO THE
                    CONEXANT SYSTEMS, INC. STOCK OPTION PLANS

         Amend the appropriate section of each of the following stock option plans of Conexant Systems, Inc. ("Conexant"): (i) Conexant Systems, Inc. 1998 Stock Option Plan; (ii) Conexant Systems, Inc. 1999 Long-Term Incentives Plan; (iii) Conexant Systems, Inc. 2000 Non-Qualified Stock Plan; (iv) Istari Design, Inc. 1997 Stock Option Plan; (v) Microcosm Communications Limited Stock Option Plan; (vi) Maker Communications, Inc. 1996 Stock Option Plan; (vii) Maker Communications, Inc. 1999 Stock Incentive Plan; (viii) Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan; (ix) Philsar Semiconductor Inc. Stock Option Plan;
         (x) Sierra Imaging, Inc. 1996 Stock Option Plan; (xi) HotRail, Inc. 1997 Equity Incentive Plan; (xii) HotRail, Inc. 2000 Equity Plan;
         (xiii) NetPlane Systems, Inc. Stock Option Plan; (xiv) Novanet Semiconductor Ltd. Employee Shares Option Plan; and (xv) HyperXS Communications, Inc. 2000 Stock Option Plan (collectively, the "Plans"), to add to the definition of "Participant", "Covered Employee", "Optionee", "Grantee" or other similar term, as the case may be, in each of the Plans, the following:

                           "Notwithstanding the foregoing, a Participant,
                  Covered Employee, Optionee, Grantee or other similar term, as the case may be, referring to a holder of a stock option outstanding hereunder, shall also include any employee of Conexant Systems, Inc. (`Conexant') or any of its subsidiaries as of the opening of business on the Mindspeed Distribution Date (as defined below) who then held one or more outstanding stock options hereunder and who at or prior to the time of the Mindspeed Distribution (as defined below) on the Mindspeed Distribution Date remained or became an employee of Mindspeed (as defined below) or any of its subsidiaries (a `Continuing Mindspeed Employee'), but only for purposes of determining such employee's rights with respect to his or her outstanding stock options and only so long as such employee shall remain an employee of Mindspeed or any of its subsidiaries. For purposes of the preceding sentence, (i) `Mindspeed' shall mean Mindspeed Technologies, Inc., a Delaware corporation, and any successor thereto and (ii) `Mindspeed Distribution Date' and `Mindspeed Distribution' shall have the meanings of the terms `Distribution Date' and `Distribution', respectively, set forth in the Distribution Agreement, dated as of June 27, 2003 by and between Conexant and Mindspeed relating, among other things, to the distribution of shares of Mindspeed common stock to Conexant shareholders. Solely for purposes of vesting and treatment of a Continuing Mindspeed Employee's options hereunder until termination of employment due to retirement, death, disability or otherwise, continued employment of a Continuing Mindspeed Employee with Mindspeed or any of its subsidiaries (or an affiliate thereof) shall be treated as continued employment with Conexant."